Exhibit 10.2

AGREEMENT OF SALE

AGREEMENT OF SALE (this “Agreement”), dated as of October 15, 2010, between 90 HUDSON STREET, L.L.C., a New Jersey limited liability company, having an address c/o Hartz Mountain Industries, 400 Plaza Drive, Secaucus, New Jersey 07096 (“90 Hudson”) and 90 HUDSON STREET URBAN RENEWAL ASSOCIATES, L.L.C., a New Jersey limited liability company, having an address c/o Hartz Mountain Industries, 400 Plaza Drive, Secaucus, New Jersey 07096 (“90 Urban”) (90 Hudson and 90 Urban are collectively referred to herein sometimes as “Seller”) and RT 90 HUDSON, LLC, a Delaware limited liability company, or its assignee as herein provided, having an address at c/o CB Richard Ellis Realty Trust, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542 (“Purchaser”).

Preliminary Statement

A.	90 Hudson is the fee owner of certain premises located at 90 Hudson Street, Jersey City, New Jersey, as more particularly described in Exhibit A attached hereto (the “Land”); and

B.	90 Urban has a leasehold estate in the Land pursuant to a Lease dated as of the 16th day of March, 1998, by and between 90 Hudson (as landlord) and 90 Urban (as tenant), a Memorandum of which was dated March 16, 1998 and recorded February 23, 1999 in Deed Book 5403 page 72 (the “Land Lease”); and

C.	90 Hudson, has a leasehold estate in the office building premises located on the Land pursuant to that certain Lease dated as of March 16, 1998 by and between 90 Urban (as landlord) and 90 Hudson (as tenant), a Memorandum of which was recorded February 23, 1999, in Deed Book 5403 page 77 (the “Building Lease”)

Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, subject to the terms and conditions of this Agreement, the Property (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Sale of Property

1.1 Sale of Property. Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to, the following:

1.1.1. Land and Improvements. The Land, together with the office building, parking garage and other improvements appurtenant thereto (the “Improvements”).

1.1.2. Leases. All leases, subleases, licenses and other occupancy agreements, to which Seller or its predecessor in title is a party, as landlord or tenant, together with any and all amendments, modifications or supplements thereto and guarantees thereof with third-parties (hereafter referred to, collectively, as the “Leases”) affecting the Property, and all rents, additional rents, reimbursements, profits, income, and receipts attributable to the period following the Closing, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3. Real Property. All rights, privileges and easements appurtenant to Seller’s interest in the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to the Land Lease and the Building Lease all easements, licenses, permits, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements and all other rights, privileges and appurtenances owned by Seller, if any, and related to the rights and interests described above in this paragraph and used in connection with the Real Property (the Land, the Improvements and all of said easements, appurtenances and other rights are sometimes collectively referred to herein as the “Real Property”);

1.1.4. Personal Property. All personal property (including equipment), if any, owned by Seller and located on the Real Property as of the date hereof, all inventory located on the Real Property on the date of Closing (hereinafter defined), and all fixtures (if any) owned by Seller and located on the Real Property as of the date hereof (the “Personal Property”);

1.15 Tax Abatements. The Tax Abatement Agreement (as hereinafter defined); and

1.1.6. Intangible Property. All trademarks and trade names, if any, used or useful in connection with the Real Property or the Leasehold Property, but only to the extent that the same are not trademarks or trade names of Seller or of any Seller’s affiliates (as hereinafter defined) (collectively, the “Trade Names”), any guarantees, licenses, approvals, certificates, permits and warranties relating to the property (to the extent assignable), collectively, the “Intangible Property”); and all books, records, tenant data, leasing and marketing material, current rent rolls, files, tenant financial statements, keys, plans (including CAD drawings), specifications, reports, and tests owned by Seller, which are used by Seller in the use and operation of the Real Property or Personal Property (collectively, the “Books and Records”).

(The Real Property, the Leasehold Property, the Personal Property, the Tax Abatement Agreements, the Trade Names, the Intangible Property and the Books and Records are sometimes collectively hereinafter referred to as the “Property”).

ARTICLE II

Purchase Price

2.1 Purchase Price. The purchase price for the Property shall be $155,000,000.00 (the “Purchase Price”), payable as follows:

(a) Purchaser shall pay the Deposit (as defined in Section 3.1) to Escrow Agent pursuant to Section 3.1 to be held and disbursed by Escrow Agent pursuant to the provisions hereof;

(b) Upon closing of title, subject to the terms and conditions of this Agreement, Purchaser shall assume the Mortgage Loan (as defined in Section 2.2 hereof) and the obligation to pay the Mortgage Loan from and after the Closing Date; and

(c) The balance of Purchase Price (i.e. the Purchase Price of $155,000,000.00, less the sum of: (i) the unamortized principal balance of the Mortgage Loan as of the Closing Date, and (ii) the Deposit), plus or minus prorations provided in this Agreement, shall be paid in cash to Seller at closing by wire transfer of immediately available funds to Seller or its designees.

2.2 Assumption of Mortgage. Purchaser shall purchase the Property subject to the existing mortgage and assume the mortgage loan (hereinafter the “Mortgage Loan”), pursuant to a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement (the “Original Mortgage”) dated as of January 14, 2000 and recorded January 18, 2000 in the office of the Register of Hudson County, New Jersey (the “Register’s Office”) in Mortgage Book 7331, Page 79, made by 90 Hudson and joined in by 90 Urban in favor of Lender securing the Original Note as amended by a First Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Statement (the “Mortgage Amendment”) dated as of April 7, 2006 made by 90 Hudson and joined in by 90 Urban (the Original Mortgage as modified and amended by the Mortgage Amendment is hereinafter referred to as the “Mortgage”) and to Teachers Insurance and Annuity Association of America, 730 Third Avenue New York, NY 10017 (“Lender”) provided, however, that the Lender approves in writing (i) the assumption and (ii) the sale of the Property to Purchaser subject to the lien of Lender’s mortgage. As of October 8, 2010 the Mortgage Loan had a current balance of approximately $118,467,209.90 and escrow balances held by Lender under the Mortgage Loan as of October 8, 2010 were as follows approximately $379,212.10. Seller shall, subject to the provisions of Section 4.2.8 hereof, receive either a return of all escrows and reserves held in escrow by or for Lender in connection with the Mortgage Loan or shall be reimbursed by Purchaser for the amount of such escrows and reserves at Closing (the loan documents executed in connection with the Mortgage Loan and all amendments, restatements, replacements supplements and other modifications are described on Exhibit M attached hereto and incorporated herein by reference, and are herein referred to sometimes as the “Loan Documents”). Seller agrees, upon execution of this Agreement, to diligently pursue Lender’s written approval of the Purchaser’s Loan assumption and to keep Purchaser informed with respect to its efforts to obtain the Initial Approval (as hereinafter defined) including providing Purchaser with copies of all written correspondence provided to Lender, including but not limited to the written approval from the Lender when such approval has been granted (the “Initial Approval”). Purchaser agrees to cooperate in pursuing and obtaining Lender’s written approval of the Purchaser’s Loan assumption and to keep Seller informed with respect to its efforts including providing Seller with copies of all written correspondence provided to Lender, including but not limited to the Initial Approval if obtained by Purchaser. Seller shall promptly request the Initial Approval following the execution of this Agreement and shall use commercially reasonable efforts to comply with (a) all reasonable requests and reasonable requirements of Lender in connection with obtaining the Initial Approval, including without limitation, the requirements set forth in the Loan Documents and (b) the terms and conditions set forth in the Initial Approval so long as such terms and conditions are materially consistent with the Loan Documents or are market standard for loan assumptions of this type as of the date hereof. Upon receiving Initial Approval from the Lender, the parties shall cooperate with each other to satisfy the Lender’s requirements consistent with the Loan Documents, including negotiation of an Assumption Agreement required by the Lender in connection with the Mortgage Loan (the “Loan Assumption Agreement”) and other documents reasonably required by the Lender and consistent with the Loan Documents to reflect the assignment and assumption of the Mortgage Loan, including but not limited to the execution and delivery by Purchaser (and where applicable under the Loan Documents CBRE as guarantor and/or indemnitor) of all applications, loan documents and other requirements of Lender consistent with the Loan Documents. Upon completion of such negotiations and agreement by the Lender, Purchaser and Seller as to the necessary forms, the Seller shall notify Purchaser that the Lender is ready to proceed with the assumption (the “Lender’s Approval”).

ARTICLE III

Deposit

3.1 Deposit. Within two (2) business days after the execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deposit One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Initial Deposit”) with Chicago Title Insurance Company, or another title insurance company agreed upon by Seller and Purchaser (the “Escrow Agent”) in immediately available federal funds, the receipt of which is hereby acknowledged by Escrow Agent’s execution hereof. Provided Purchaser shall not have terminated this Agreement pursuant to Section 5.1.1 hereof, within two (2) business days following the expiration of the Feasibility Period, as defined in Section 5.1 of this Agreement, Purchaser shall deposit an additional Three Million and 00/100 Dollars ($3,000,000.00) (the “Additional Deposit”) with Escrow Agent in immediately available federal funds (the Initial Deposit, together with the Additional Deposit, is hereinafter collectively referred to as the “Deposit”).

3.2. Application Upon Default. If the Closing occurs, the Deposit (excluding the interest thereon which shall be the property of Purchaser) shall be paid to Seller and credited against the Purchase Price at Closing. If the Purchaser defaults in its obligation to purchase the Property (as determined in accordance with the terms hereof), the Deposit (including the interest thereon) shall be held and delivered as hereinafter provided in this Agreement in Article 13 hereof.

3.3. Interest Bearing. The Deposit shall be invested in a registered money market fund investing exclusively in United States Government Treasuries. To allow the interest bearing account to be opened, Purchaser’s tax identification or social security number is set forth below its signature.

3.4. Escrow Agent. Escrow Agent is executing this Agreement to acknowledge Escrow Agent’s responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties, and as provided above, to acknowledge receipt of the Initial Deposit. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding on Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them. Additional provisions with respect to the Escrow Agent are set forth in Section 17.15.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1 Closing. Subject to the terms of Article 16 herein, the Closing shall occur, not later than 4 p.m. (New York local time) on the date which is fifteen (15) days after the latest to occur of: (i) the expiration of the Feasibility Period, (ii) the Tax Abatement Approval Date (as hereinafter defined), (iii) Purchaser’s receipt notice from Seller of Lender’s Approval, (iv) Purchaser’s receipt of the executed Tenant Estoppel Certificate and Association Estoppel Certificate in the form required herein and (v) the satisfaction, or written waiver by Purchaser, of the conditions to Closing described in Section 10.2, through a customary closing escrow arrangement with the Escrow Agent reasonably acceptable to the parties. “Closing” shall be deemed to occur when the Purchase Price is paid and the Escrow Agent has been instructed by Seller and Purchaser to release escrow and record the Deed. The date of Closing is referred to herein as the “Closing Date.” In the event the Closing does not occur and this Agreement is terminated pursuant to the provisions hereof, the Deposit shall, except as other than as provided in this Agreement with regard to a default or breach by Purchaser, be returned to Purchaser. Notwithstanding anything herein to the contrary (including specifically, without limitation, the provisions of Section 5.2, Section 5.3 and Section 17.19), if Closing has not occurred on or before March 31, 2011 for any reason other than a default or breach of this Agreement by Purchaser, Purchaser, in its sole discretion, may cancel this Agreement whereupon Purchaser shall be entitled to the return of the Deposit, together with all interest earned thereon.

4.2. Prorations. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.

Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.

4.2.1. Taxes. Real estate and personal property taxes (and/or payments in lieu thereof, sometimes referred to as “Pilot Payments”) and special assessments (including, specifically, without limitation, property owner’s association payments), if any, shall be prorated as of the Closing Date. Except to the extent payable by tenants other than affiliates of Seller (herein referred to sometimes as “Third Party Tenants”) of the Property pursuant to their leases, Seller shall pay (or credit to Purchaser at Closing if a bill therefore has not issued) at or prior to Closing all real estate, personal property taxes, Pilot Payments and special assessments (including, specifically, without limitation, property owner’s association payments) attributable to the Property to, but not including, the Closing Date. Special assessments for work completed on or prior to the Closing Date shall be paid by Seller. Special assessments for work completed after the Closing Date shall be paid by Purchaser. If the real estate, Pilot Payments, personal property tax rate and assessments (including, specifically, without limitation, property owner’s association payments), have not been set for the year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year and such proration shall be adjusted in cash between Seller and Purchaser upon presentation of written evidence that the actual taxes paid for the year in which the Closing occurs differ from the amounts used in the Closing in accordance with the provisions of Section 4.2.5 hereof. Purchaser acknowledges that land taxes are not abated, but may be included as a credit on, or deduction in the calculation of, Pilot Payments. Any credit on, or deduction on the calculation of, Pilot Payments for land taxes paid by Seller prior to Closing for periods after Closing (including but not limited to credit on, or deduction in the calculation of, Pilot Payments paid after Closing) shall be credited to Seller at Closing. Notwithstanding anything contained herein to the contrary, to the extent that any payments for real estate taxes (including but not limited to Pilot Payments (including, specifically, without limitation, property owner’s association payments)) have been made prior to Closing by tenants of the Property (either directly or through the application of escrows collected from such tenants by Seller as landlord) covering periods from and after the Closing, such advance payments shall not be credited to Seller at Closing pursuant to this paragraph, but shall be adjusted as between Purchaser and such Third Party Tenants in accordance with the Third Party Tenant’s leases.

4.2.2. Insurance. There shall be no proration of Seller’s insurance premiums or assignment of Seller’s insurance policies.

4.2.3. Utilities and Contracts. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by

Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined. Seller shall attempt to have all utility meters read as of the Closing Date. Purchaser shall cause all utility services to be placed in Purchaser’s name, or the name of the tenants of the Property, as of the Closing Date. If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date and Seller shall receive a credit therefore at Closing. Amounts payable and/or paid pursuant to all service, equipment, supply and maintenance contracts regarding the Property (collectively, the “Contracts”), if assumed by Purchaser at Closing, shall be apportioned as of Closing. If the Contracts are assigned to Purchaser, Seller shall be responsible for all matters attributable to the period prior to Closing and indemnify Purchaser for such matters and Purchaser shall be responsible for all matters attributable to the period following Closing and shall indemnify Seller for such matters. The Contracts, shall, if requested by Purchaser upon not less than thirty (30) business days prior written notice to Seller prior to the Closing Date, be terminated by Seller effective as of the Closing. All Contracts not terminated shall be assigned by Seller to Purchaser and assumed by Purchaser at Closing. The Management Agreement entered into between Seller and Hartz Mountain Industries, Inc. shall be terminated by Seller effective as of the Closing Date.

4.2.4. Rents. Rents (including, without limitation, estimated pass-through payments, payments for parking, payments for common area maintenance reconciliations and all additional charges payable by tenants under the Leases) (collectively, “Rents”) through the end of the month in which Closing occurs shall be prorated as of the Closing Date. During the period after Closing, Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by Purchaser within five (5) business days of receipt of such Rents; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rent then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below). Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

4.2.5. Calculations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The amount of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing (or as soon thereafter as may be practicable, with respect to common area maintenance, payments for parking and other additional rent charges (including without limitation, pass-throughs for real estate and personal property taxes, Pilot Payments, assessments and special assessments) payable by Third Party Tenants under their leases). Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.

4.2.6. Leasing Commissions and Leasing Costs. Seller shall be responsible for all leasing and brokerage commissions with respect to the current lease terms of Leases executed prior to the Effective Date. There are no leasing commission agreements which affect the Property except for those commission agreements described on Exhibit B-1 which is a complete list of the commission agreements that affect the Property (the “Brokerage Agreements”).

4.2.7. Prepaid Items. The following prepaid annual inspection and permit fees and other fees shall be apportioned between the Seller and the Purchaser at Closing: None.

4.2.8. Tax and Repair Escrows. At Closing, all escrows with the Lender, except as provided in Section 4.2.6, shall be pro-rated and Seller shall receive either (a) a return of its portion of any escrows established with Lender for repairs, taxes and insurance, or (b) a credit from Purchaser for its portion of such escrows.

4.2.9. Colgate Center Property Owners Association. All payments and deposits with respect to the Property with the Colgate Center Property Owner’s Association shall be prorated as of the Closing Date.

4.2.10. Other Prorations. All other items of income and expense, if any, commonly pro-rated and adjusted in Hudson County, New Jersey commercial real estate closings including, without limitation, interest on the Mortgage Loan shall be apportioned between Purchaser and Seller at Closing.

The provisions of Section 4.2 shall survive the Closing.

4.3. Closing Costs. Seller shall pay any realty transfer tax or fee payable by sellers pursuant to applicable law in connection with the conveyance of the Real Property to Purchaser, including, without limitation, the realty transfer taxes payable under N.J.S.A. 45:15-7 and N.J.S.A. 45:15-7.1, as amended. Seller shall pay any realty transfer tax or fee payable by buyers under applicable law in connection with the conveyance of the Real Property to Purchaser, including but not limited to any tax or fee pursuant to Chapter 33 of the Laws of 2006 (NJSA 45:15-7.2), as amended, the so-called “Mansion Tax”, and all title charges and premiums, and the fees for recording the Deed. Purchaser shall pay the title insurance premiums for a title insurance policy issued by the Title Company (as hereinafter defined) pursuant to the Commitment (as hereinafter defined) as set forth in Section 10.3.5 hereof. Purchaser shall pay all costs associated with Purchaser’s due diligence. Each party shall be responsible for its own attorney’s fees. Any escrow fees charged by the Escrow Agent to accommodate an escrow closing shall be shared equally by Purchaser and Seller.

4.4. Bulk Sales Tax. Purchaser shall have the right to comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 by delivering a Notification of Sale, Transfer, or Assignment in

Bulk (Form C-9600) (the “Tax Notification”) to the Director of the Division of Taxation of the State of New Jersey Department of the Treasury (the “Director”) by registered or certified mail or overnight delivery at least ten (10) days prior to Closing. Seller shall cooperate in connection with such compliance and shall provide all information necessary for Purchaser to complete the Tax Notification, including, but not limited to, completion and filing of the Asset Transfer Tax Declaration Form (Form TTD) with the Director. If the Director informs Purchaser that a possible claim for taxes, including any interest and penalties thereon, exists (the “Claim”) and the maximum amount thereof (the “Deficiency”), then Purchaser and Seller shall Close as scheduled and without delay, and Purchaser shall withhold the portion of the Purchase Price equal to the amount of the Deficiency (the “Tax Escrow”), which Tax Escrow shall be held pursuant to an escrow agreement with the Bulk Sales Tax Escrowee (as hereinafter defined) in a form reasonably acceptable to Purchaser and Seller. The escrowee with respect to the Bulk Sales Tax Escrow shall be the Escrow Agent (“Bulk Sales Tax Escrowee”). If, after Closing, the Director directs payment of all or any portion of the Deficiency on behalf of Seller, then Purchaser shall direct Bulk Sales Tax Escrowee to release to the Division of Taxation such amount from the Tax Escrow. If the Director informs Purchaser that the Deficiency has been fully paid or that Purchaser has no further liability for the Deficiency, then Purchaser shall direct Bulk Sales Tax Escrowee to release such difference to Seller. If the Director gives notice to Purchaser that Seller is liable for taxes, including interest and penalties thereon, in an amount that is greater than the Tax Escrow, Seller shall promptly pay the difference to the Division of Taxation and shall provide Purchaser with evidence thereof. Notwithstanding anything to the contrary contained herein, Seller shall have the right to negotiate with the Director regarding the Claim and the Deficiency; provided, however, that (i) Purchaser and Bulk Sales Tax Escrowee shall be entitled to comply with all instructions of the Director, (ii) the Closing shall not be delayed as a result thereof. Under no circumstances shall Closing occur until the Seller and Purchaser are in receipt of a direction letter from the Director.

ARTICLE V

Purchaser’s Right of Inspection; Feasibility Period; Contingencies

5.1. Right to Evaluate. Commencing on the Effective Date and continuing until 5:00 PM (New York local time) on the date which is the ten (10) business days following the Effective Date (the “Feasibility Period”), Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Property and to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate including without limitation, engineering studies, Phase I environmental studies, lease reviews, tenant credit reviews and tenant interviews (herein the “Inspections”); provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the land, building or improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s reasonable discretion. In the event Purchaser desires to conduct any such Physical Testing of the Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s reasonable discretion. In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Property recommended by any such Physical Testing. After making such tests and inspections, Purchaser agrees to promptly restore the Property to a condition comparable to its condition prior to such tests and inspections (which obligation shall survive any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests. Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection. Seller shall continue to permit Purchaser access to the Property after the expiration of the Feasibility Period through Closing if requested by Purchaser in connection with Purchaser’s Inspections; however such additional period of access, if any, shall not extend the Feasibility Period. Purchaser and its agents shall use their reasonable efforts not to disrupt the on-going operation of the Property or the rights of the tenants at the Property.

5.1.1 Purchaser’s Feasibility Period Determination to Terminate or to Proceed. Purchaser agrees to provide written notice to Seller and Escrow Agent before the end of the Feasibility Period if it does not desire to acquire the Property for any reason or for no reason in its sole discretion (herein, the “Purchaser Termination Notice”). Notwithstanding anything contained in Section 17.1 to the contrary, such Purchaser Termination Notice may be sent via e-mail (and/or such other acceptable mode of transmission pursuant to Section 17.1), so as to be received by Seller before the end of the Feasibility Period. In the event that Purchaser shall elect to terminate this Agreement pursuant to this Section 5.1, subject to the Surviving Termination Obligations (as hereinafter defined), this Agreement shall terminate, the Deposit (including the interest thereon) shall promptly be delivered to Purchaser and thereupon neither party shall have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its determination under this Section 5.1 on or before the expiration of the Feasibility Period, time being of the essence, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to the terms of this Section 5.1.

5.2. Tax Abatement Transfer Contingency. If the Tax Abatement Approval (as defined in Section 10.3.1 hereof) is not granted and the Tax Abatement Approval Date (as defined in Section 10.3.1 hereof) does not occur on or before March 31, 2011 (the period from the expiration date of the Feasibility Period through and including March 31, 2011 being referred to herein as the “Additional Condition Period”), then Seller and Purchaser shall each have the right to terminate this Agreement upon notice to the other party at any time thereafter and prior to the Tax Abatement Approval Date. Unless Seller elects (in its sole discretion) to waive this condition, if the City of Jersey City fails or refuses to release Seller and its affiliates from any of their obligations with respect to the Tax Abatement with regard to the Property accruing after the Closing Date, then the Tax Abatement Approval Date shall be deemed not to have occurred.

5.3. Mortgage Loan Assumption Contingency. If Lender does not deliver the Lender’s Approval on or before the expiration of the Additional Condition Period, then Seller and Purchaser shall each have the right to terminate this Agreement upon notice to the other party at any time thereafter and prior to the date Lender consents to the Loan Assignment and Assumption. If Lender fails or refuses to release Seller and any of its Seller Related Entities from any of their obligations with respect to the Mortgage Loan (including but not limited to any non-recourse carve-outs or guaranties or indemnifications) as required pursuant to the terms of the Loan Documents accruing after the Closing Date, then Lender shall be deemed not to have given the Lender’s Approval.

5.4. Inspection Obligations and Indemnity. Purchaser and its agents and representatives shall: (a) not interfere with the operation and maintenance of the Real Property; (b) not damage any part of the Property or any personal property owned or held by any tenant; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (e) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (f) restore the Improvements and the surface of the Real Property to substantially the same the condition in which the same was found before any such inspection or tests were undertaken; and (g) not reveal or disclose any information obtained during the Feasibility Period concerning the Property to anyone except in compliance with Section 15.1. Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Property and Physical Testing. Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents actions taken in, on or about the Property in the exercise of the inspection right granted pursuant to Section 5.1, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Property, and (ii) Purchaser’s obligations pursuant to this Section 5.4, provided, however, that the indemnification required pursuant to this Section 5.4 shall not cover (i) the cost of cleanup or remediation of any pre-existing environmental conditions disclosed by any such Inspections and/or Physical Testing unless due to the negligent acts or omissions or willful misconduct of Purchaser or Purchaser’s agents and/or contractors, or (ii) matters caused solely by the negligent or wrongful action of Seller or any of Seller’s agents. This Section 5.4 shall survive Closing and any termination of this Agreement.

5.5. Seller Deliveries. Seller and Purchaser acknowledge and agree that Seller has delivered to Purchaser or made available at the Property certain items with respect to Purchaser’s review (the “Due Diligence Documents”); provided, however, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Property. Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials. Notwithstanding anything contained herein to the contrary, Seller shall not be required to deliver or make available to Purchaser Seller’s attorney-client materials, including but not limited to privileged materials, internal appraisals, draft reports, and economic evaluations of the Property. Purchaser acknowledges that any and all of the Due Diligence Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser agrees not to disclose such non-public Due Diligence Documents, or any of the provisions, terms or conditions thereof, prior to Closing to any party outside of Purchaser’s organization other than the Authorized Representatives and except as otherwise provided in Section 15.1. Purchaser shall return all of the Due Diligence Documents other than those provided in an electronic format including specifically any such Due Diligence Documents on Purchaser’s systems, on or before three (3) business days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Property, or (b) such time as this Agreement is terminated for any reason. The provisions of the immediately preceding sentence of this Section 5.5 shall survive any termination of this Agreement without limitation. Seller agrees, at no cost or expense to Seller, and without expanding Seller’s obligations or liabilities, to use reasonable efforts to cooperate with any reasonable written requests of Purchaser if any, for additional information, if available; provided however that Seller’s obligation to cooperate pursuant to this paragraph shall not survive the Closing.

5.6. Independent Examination. Purchaser hereby acknowledges that it has been, or will have been given, prior to the termination of the Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Property. Purchaser is relying upon its own independent examination of the Property and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller herein) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Property. Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser. The provisions of this Section 5.6 shall survive Closing and/or termination of this Agreement.

ARTICLE VI

Title and Survey Matters

6.1. Title. (a) Purchaser acknowledges that Seller has requested a survey of the Real Property by the firm of Dresdner Robin or another licensed surveyor reasonably acceptable to Seller and Purchaser (the “New Survey”). Seller shall provide, or cause to be provided, copies of the New Survey to Purchaser within two (2) business days after receipt thereof. Seller acknowledges that Purchaser has obtained from Chicago Title Insurance Company (the “Title Company”) a commitment for title insurance dated August 31, 2010, amended as of October 13, 2010 covering the Real Property in the amount of the Purchase Price (herein the “Commitment”) a copy of which Commitment has been provided to Seller.

(b) Purchaser shall notify Seller in writing no later than the expiration of the Feasibility Period (herein the “Title and Survey Review Period”), of any title exceptions identified in the Commitment or survey matters identified in that certain survey prepared by Hanson Engineering dated February 17, 2006 (the “Existing Survey”) (or survey matters appearing on the New Survey, if the New Survey is provided to Purchaser four (4) days prior to the expiration of the Feasibility Period), which Purchaser disapproves and which adversely affects the marketability and/or financeability of the Property (the “Title and Survey Objection Notice”). Any title exception identified in the Commitment or matter disclosed on the Existing Survey (or the New Survey if the New Survey is provided to Purchaser four (4) days prior to the expiration of the Feasibility Period) not disapproved in writing in Purchaser’s Title and Survey Objection Notice within said time period shall be deemed approved by Purchaser and shall constitute a “Permitted Exception” hereunder.

(c) Purchaser and Seller hereby agree that (i) all non-delinquent property taxes and assessments, (ii) all matters created by, through or under Purchaser, including, without limitation, any documents or instruments to be recorded as part of the Mortgage Loan assumption for the acquisition of the Property by Purchaser, and (iii) local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property, shall constitute “Permitted Exceptions”. Without Seller’s prior written consent, which shall not be unreasonably withheld or delayed, Purchaser, prior to the date of Closing, shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.

(d) If Purchaser, subsequent to the expiration of the Feasibility Period, but prior to Closing, discovers (i) any new title exceptions which are not otherwise set forth in the Commitment and/or Existing Survey which in Purchaser’s reasonable discretion have a material adverse effect on the economic operations of the Property and/or the marketability and/or financeability of the Property (other than matters created by Purchaser, its agents or consultants) (herein a “New Title Exception”), or (ii) if the New Survey is not provided to Purchaser prior to four (4) business days prior to the expiration of the Feasibility Period, any new survey matters which appear on the New Survey but did not appear on the Existing Survey or in the Commitment, which in Purchaser’s reasonable discretion have a material adverse effect on the economic operations of the Property and/or the marketability and/or financeability of the Property (other than matters created by Purchaser, its agents or consultants) (herein a “New Survey Exception”), Purchaser shall, within five (5) business days of Purchaser’s discovery of such New Title Exception, and with respect to any New Survey Exception, within four (4) business days of Purchaser’s receipt of the New Survey, but in no event with respect to any New Title Exception, or New Survey Exception, later than five (5) business days prior to the scheduled Closing Date (except in regard to said matters discovered during the seven (7) business days prior to the scheduled Closing Date shall not be required to provide notice five (5) business days prior to the scheduled Closing Date, but shall be required provide prior notice), deliver to Seller a subsequent notice setting forth any such matters to which Purchaser objects.

(e) Within ten (10) days after delivery to Seller of any such notice of objections (including, but not limited to any raised in a Title and Survey Objection Notice or notice of objection to a New Tile Exception or a New Survey Exception pursuant to paragraphs (a), (b) or (d) of this Section 6.1)), Seller shall notify Purchaser in writing of any disapproved title exceptions or survey matters which Seller is unable or unwilling to cause to be removed, corrected or insured against prior to or at Closing and, with respect to such objections, Purchaser then shall elect, by giving written notice to Seller within three (3) business days thereafter, (x) to terminate this Agreement whether prior to or after the expiration of the Feasibility Period as herein permitted, or (y) to waive its disapproval of such objections, in which case such objections shall then be deemed to be Permitted Exceptions. Purchaser’s failure to give such notice shall be deemed an election to waive the disapproval of any such objection. In the event Purchaser elects to terminate this Agreement in accordance with clause (x) above, the Deposit (including the interest thereon) shall be immediately refunded to Purchaser. Notwithstanding anything to the contrary, in no event shall Seller be obligated to remove or cure any title exceptions or survey matters, except only that Seller shall be obligated to remove (or cause the Title Company to affirmatively insure against) at Seller’s sole cost and expense (i) any mortgages and/or deeds of trust (other than the Mortgage Loan which is the subject to assumption by Purchaser), and (ii) any other voluntary monetary liens (other than insured or bonded liens or claims) created by Seller, whether or not shown on the Commitment, without the requirement that Purchaser notify Seller of such matters or that the same are objections to title (collectively, the “Seller Title Cure Obligations”).

ARTICLE VII

Representations and Warranties of the Seller

7.1. Seller’s Representations. Seller’s knowledge shall not include any implied, imputed or constructive knowledge of Seller’s Representative and shall not constitute any representation that Seller’s Representative has made or is obligated to make any independent investigation or has any implied duty to investigate) (for purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge,” “to the current, actual, knowledge of Seller,” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer only to the current, actual, knowledge only, of Constantino T. Milano and Mark Killough and Timothy Tracy (“Seller’s Representative”). Seller represents and warrants that the following matters are true and correct as of the Effective Date with respect to the Property:

7.1.1. Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller, (ii) be legal, valid and binding obligations of Seller, and (iii) not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

7.1.2. Bankruptcy or Debt of Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally. Seller has received no written notice of (a) the filing of an involuntary petition by Seller’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

7.1.3. Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and Seller agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4. Leases. Exhibit B contains a complete list of the Leases, including all amendments, guarantees thereof and security deposits, if in the form of a financial instrument (e.g. letter of credit) which, together with the Land Lease and the Building Lease constitute the only material Third Party Leases, or license or other written agreement for the use or occupancy of the Property to which Seller is a party and which will be binding on Purchaser following Closing, except to the extent of any terminations or modifications of the Leases entered into or occurring after the date hereof and except for any new leases or agreements entered into after the date hereof (all of which must be consented to in writing by the Purchaser). Attached hereto as Exhibit B is a rent roll in regard to the Leases (the “Rent Roll”). Additionally, as of the date hereof, in regard to the Leases, Seller represents that (i) neither Seller, nor to the best of Seller’s knowledge, any tenant is in default under any of the Leases; (ii) all payments of rent are current unless otherwise noted as set forth on the statements attached hereto as Exhibit C; (iii) the tenants have not paid rent more than one (1) month in advance; (iv) to the best of Seller’s knowledge, the Leases are in full force and effect; (v) to the best of Seller’s knowledge, Seller, has to date discharged all of its material obligations pursuant to the Leases and has not undertaken any construction obligation with respect to the Property, other than as contained in the Leases, which will be binding upon Purchaser; (vi) Seller has no obligation to make any payment to the tenants pursuant to the Leases or any other agreement (except non-delinquent customary reconciliations as required pursuant to the Lease not yet due and payable); (vii) to the best of Seller’s knowledge the tenants have no offsets, or right to make deduction against rent and/or additional rent other than as set forth in the Leases or by law; (viii) the tenants do not have any option, right of first offer, right of first refusal or any other agreement to acquire the Property or any interest therein or any interest in Seller, except as may be set forth in the Leases; (ix) Seller has either delivered or made available to Purchaser or its representatives, Seller’s files containing correspondence from the tenants in Seller’s possession, custody or control, (x) there are no subleases entered into by third-party tenants presently encumbering the Property to which Seller has consented or of which Seller has received written notice from the tenants, except as set forth on Exhibit B, (xi) there are no unpaid outstanding leasing commissions currently due by Seller with respect to the Leases, (xii) all tenant improvement allowances, if any, payable by Seller with respect to the Leases have been paid to the tenants and (xiii) all tenant improvement work required under the Leases to be performed by Seller to date, if any, has been performed. As of the date hereof, copies of the Leases delivered to Purchaser by Seller are true and complete copies of such Leases. As of the date hereof, the information on the Rent Roll is true and correct in all material respects.

7.1.5. Contracts. The Contracts described on Exhibit O are true, correct and complete list of all Contracts to which Seller is a party which affect the Property. As of the date hereof, copies of the Contracts delivered to Purchaser by Seller pursuant to this Agreement are true and complete copies of such Contracts.

7.1.6. Litigation. Except as may be set forth on Exhibit I, there are no actions, suits or proceedings (including, but not limited to, bankruptcy) pending of which Seller has received notice or, to Seller’s knowledge, are threatened against the Seller or the Property.

7.1.7. Violations of Law. Except as expressly set forth in this Agreement, Seller has not received any written notice or copy of notice from any governmental agency or other government instrumentality respecting Seller’s or the Property’s material outstanding violation of any applicable governmental law, ordinance, rule or regulation or requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule, or regulation, which has not been previously cured.

7.1.8. Condemnation. Seller has not received any written notice or copy of notice from any governmental agency or official to the effect that any condemnation proceeding is contemplated in connection with the Property.

7.1.9. Zoning. Seller has not received any written notice of, or initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property which is currently pending

7.1.10. Hazardous Materials. Seller has not received any written notices from any governmental authority regarding the presence on or release of Hazardous Substances (as defined herein) on or from the Real Property in violation of applicable law, and to the best of Seller’s knowledge, the Property substantially complies with any and all Environmental Laws (as defined in Section 8.2 below) applicable to the Real Property or the presence or release of Hazardous Substances (as defined herein) on or from the Real Property. “Hazardous Substances” shall mean any substance, material, or waste which is regulated by any federal, state, or local government or quasi-governmental authority, and includes, without limitation any substance, material, or waste defined, used, or listed as a “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance”, “hazardous materials”, “toxic substance”, “pollutant”, “contaminant” or other similar terms as defined, listed, classified or used pursuant to any applicable Environmental Laws.

With respect to the New Jersey Industrial Site Recovery Act.

(i) Seller has not engaged in any operations at the Property covered by the New Jersey Industrial Site Recovery Act (“ISRA”), N.J.S.A. 13:1 K-6, et seq.;

(ii) To the best of Seller’s knowledge the current tenants’ operations at the Property are not Industrial Establishments under ISRA;

(iii) Seller represents and warrants that the provisions of ISRA were never triggered during the period of Seller’s ownership of the Property; and

(iv) Seller represents and warrants that, to the best of Seller’s knowledge, information and belief, the transactions contemplated by this Agreement will not trigger the provisions of ISRA as the Property is not an “industrial establishment” as contemplated by ISRA and its implementing regulations. Moreover, no operations occurring at the Property render it an “industrial establishment” as said operations fall within a NAICS code that is not subject to ISRA and such operations fall within the exemption for offices that is codified at N.J.A.C. 7:26 B-2.1(b)(2) or other exemptions applicable to the Real Property.

7.1.11. Personal Property. A complete list of the Personal Property is annexed hereto as Exhibit H.

7.1.12. Employees. There are no Persons employed at the Property by Seller or any managing agent thereof who shall be the responsibility of Purchaser after the Closing.

7.1.13. Mortgage Loan. Seller has not received a written notice of default under the Loan Documents which has not been cured or waived. True, correct and materially complete copies the Loan Documents listed on Exhibit M shall be provided to Purchaser on or before the Effective Date and such Loan Documents constitute all of the material documents evidencing and/or securing the Mortgage Loan, and such Loan Documents have not been amended or modified except as set forth on Exhibit M. Seller represents and warrants that to the best of its knowledge the amounts the current balance of the Mortgage Loan and the escrow balances held by Lender under the Mortgage Loan are accurately reflected in Section 2.2.

7.1.14 OFAC. (a) Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person” (as defined below), (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person, and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

7.1.15 Third-Party Approvals. Any permission, approval, joinder or consent by third parties required in order for Seller to consummate its obligations under this Agreement has been received.

7.1.16 Violations. Seller has not received any written notice and has no actual knowledge that the construction, operation and use of the Property violates: (i) any statutes, laws, regulations, rules, ordinances, permits, certificates of occupancy, requirements or orders or decrees now in effect (including zoning, subdivision, use or building statutes, laws or ordinances and environmental protection laws, rules or regulations); or (ii) any building permits or any conditions, easements, rights-of-way, agreements of record, urban renewal plans, parking agreements, covenants, restrictions of record or any other agreement affecting the Property and Seller further represents that to the best of its knowledge and belief any and all conditions to any zoning approvals have been fulfilled.

7.1.17 PILOT Payments. Neither Seller nor to the best of Seller’s knowledge the City of Jersey City, New Jersey is in material default under the Tax Abatement Agreement.

7.1.18 Collective Bargaining. As of the date hereof, Seller represents that there has been no petition filed for election with the National Labor Relations Board that would cover employees of Seller working on the Property except as set forth on Exhibit L.

7.1.19 Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required of Seller in connection with the execution, delivery and performance by Seller of this Agreement except in connection with the Tax Abatement Approval as provided herein.

7.2. Change in Representation/Waiver. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a material breach of any of the representations and warranties made by Seller above or learns of any pending legal proceedings or administrative actions or any violations of existing laws, ordinances, regulations and building, codes materially adversely affecting the Property which would otherwise expressly enable Purchaser to terminate this Agreement in accordance with its terms, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) terminate this Agreement or (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter. Purchaser’s knowledge shall in no event be deemed to include any implied, imputed or constructive knowledge of Purchaser and shall not constitute any representation that Purchaser has made or is obligated to make any independent investigation or has any implied duty to investigate. In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit (including the interest thereon) shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than under Section 17.12 hereof. In furtherance thereof, Seller shall have no liability with respect to any of the representations and warranties made by Seller or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. In connection with such documents, Purchaser’s knowledge shall in no event be deemed to include any implied, imputed or constructive knowledge of Purchaser and shall not constitute any representation that Purchaser has made or is obligated to make any independent investigation or has any implied duty to investigate).

7.3. Survival. At Closing, Seller shall recertify to Purchaser that its representations set forth in this Article 7 are still accurate, and the provisions of this paragraph and such recertification shall survive the Closing for a period of twelve (12) months. Furthermore, Seller agrees to maintain throughout the twelve (12) month survival period (and, if a claim has been filed during that period, until the claim has been resolved) a tangible net worth of not less than Three Million and No/100 Dollars ($3,000,000.00).

ARTICLE VIII

Representations and Warranties of Purchaser

8.1. Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date to the best knowledge of Purchaser (for purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Purchaser’s knowledge,” “to the current, actual, knowledge of Purchaser,” or the “knowledge” of Purchaser or words of similar import are used, they shall be deemed to refer to the current, actual, knowledge only, of Jack Cuneo (“Purchaser’s Representative”). Purchaser’s knowledge shall not include any implied, imputed or constructive knowledge of Purchaser’s Representative and shall not constitute any representation that Purchaser’s Representative has made or is obligated to make any independent investigation or has any implied duty to investigate):

8.1.1 Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2. Bankruptcy or Debt of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

8.1.3. ERISA Compliance. Purchaser has informed Seller and Purchaser hereby represents and warrants to Seller that Purchaser is not a “plan” nor a plan “fiduciary” nor an entity holding “plan assets” (as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, “ERISA”) nor an entity whose assets are deemed to be plan assets under ERISA and that Purchaser is acquiring the Property for Purchaser’s own personal account and that the Property shall not constitute plan assets subject to ERISA upon conveyance of the Property by Seller and the closing of this Agreement between Purchaser and Seller. Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or if Purchaser’s representation is found to be false or misleading in any respect. The foregoing representation and warranty shall survive the Closing.

8.1.4. No Financing Contingency. It is expressly acknowledged by Purchaser that, except with respect the Loan Assignment and Assumption (as defined in Section 10.3.3 hereof), this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2. Purchaser’s Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of mold, radon, asbestos, or any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state environmental laws, and regulations, including but not limited to the Industrial Site Recovery Act and the Spill Act (herein collectively the “Environmental Laws”). Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, and as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.” Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver.

8.3. Purchaser’s Release. Except as expressly provided in this Agreement, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, and Seller’s direct and indirect affiliates (including but not limited to Seller Affiliates), investment managers, property managers, members, partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns (herein collectively “Seller Related Entities”) from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any hazardous or regulated substance, or (iv) the Property’s compliance with any applicable federal, state or local law, rule or regulation. The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement.

8.4. Survival. At Closing, Purchaser shall recertify to Seller that its representations set forth in this Article 8 are still accurate, and the provisions of this paragraph and such recertification shall survive the Closing for a period of twelve (12) months. Notwithstanding the foregoing, the representation and warranty set forth in Section 8.1.3 hereof shall survive Closing indefinitely.

ARTICLE IX

Seller’s Interim Operating Covenants.

9.1. Operations. Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.

9.2. Maintain Insurance. Seller agrees to maintain until the Closing Date fire and extended coverage insurance on the Real Property which is at least equivalent in all material respects to the insurance policies covering the Real Property as of the Effective Date.

9.3. Personal Property. Seller agrees not to transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property removed after the Effective Date shall be promptly replaced prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

9.4. No Sales. Except as provided in Section 9.5, and/or Section 17.19, Seller agrees that it shall not convey any interest in the Property to any third party.

9.5. Tenant Leases. So long as this Agreement remains in effect, Seller shall not, from and after the date hereof, without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed, (i) grant any material consent (other than where contractually required to provide such consent) or waive any material rights under the Leases, (ii) terminate any Lease, (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease or (iv) enforce any of its remedies (including without limitation the remedy of summary proceeding) under the Leases. Additionally, Seller shall promptly provide to Purchaser copies of all notices of default to and from the tenants and from the Lender, as well as copies of any summons, complaint, temporary restraining order, order to show cause or other documents evidencing the commencement or continuation of any legal action against Seller or affecting the Property.

9.6. Contracts. If requested by Purchaser pursuant to the terms hereof, Seller will send to the service providers notice of termination of the Contracts, and Seller shall make the termination of the Contracts effective as of the Closing Date. From the Effective Date to the Closing Date, Seller shall not enter into any new Contracts which are not cancellable on less than thirty (30) day’s notice without Purchaser’s approval, which shall not be unreasonably withheld. In the event Purchaser fails to provide its approval or notice of its non-approval with the reasons for such non-approval, within five (5) business days of Seller’s request for such approval, Purchaser shall be deemed to have approved such Contract.

ARTICLE X

Closing Conditions

10.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

10.1.1. Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any changes to such representations disclosed by Purchaser pursuant to Section 11.1.5 shall be acceptable to Seller, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

10.1.2. No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.

10.1.3. No Suits. No suit or other proceeding shall be pending or threatened in writing by any third party before any court or governmental authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages against Seller or any Seller Related Entities in connection with the transactions contemplated by this Agreement.

10.2. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.2.1. Representations, Warranties and Covenants of Seller. All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any changes to such representations disclosed by Seller pursuant to Section 11.2.4 shall be acceptable to Purchaser, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date including, without limitation, Seller having satisfied its obligations to convey and transfer to Purchaser such title to the Property as herein required. Notwithstanding anything contained in this paragraph 10.2.1 to the contrary, any changes to the representations or warranties of Seller caused by damage, destruction or condemnation of the Property shall be governed by Article XII of this Agreement.

10.2.2. No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby.

10.2.3. No Suits. No suit or other proceeding shall be pending or threatened in writing by any third party not affiliated with or acting at the request of Purchaser before any court or governmental authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages against Purchaser in connection with the transactions contemplated by this Agreement.

10.2.4 Estoppels. No later than two (2) business days prior to the Closing Date, Purchaser shall have received a tenant estoppel certificate, substantially in the form attached hereto as Exhibit G, reasonably satisfactory to Purchaser, signed by each of NDB

Capital Markets Corporation, National Union Fire Insurance Company of Pittsburgh, PA, and Lord Abbett & Co LLC (each an “Tenant Estoppel Certificate”) and dated no earlier than forty-five (45) days prior to the Closing Date and which substantially confirms or is consistent with the information in the Rent Roll. Seller shall be entitled to adjourn the Closing for up to thirty (30) days to facilitate obtaining said Tenant Estoppel Certificates, or otherwise establish to Purchaser’s reasonable satisfaction that the tenants identified on the Rent Roll (as hereinafter defined) have accepted occupancy, are paying rent as set forth in their leases and that neither the tenant or the landlord is in material default of their respective obligations under said leases. Failure to obtain such Tenant Estoppel Certificates shall not be a default or breach of this Agreement. Purchaser’s sole and exclusive remedy for Seller’s failure to obtain or provide the Tenant Estoppel Certificates no later than the time provided above, provided that Seller has promptly requested and diligently pursued the Tenant Estoppel Certificates, shall be to terminate this Agreement upon not less than five (5) business days prior written notice (herein the “Termination Notice”), provided however that Seller shall have the right to nullify the Termination Notice in the event Seller obtains or provides the Tenant Estoppel Certificates within five (5) business days after the receipt by Seller of the Termination Notice. Purchaser agrees not to unreasonably withhold Purchaser’s consent to any changes requested by any tenant to the form attached hereto as Exhibit G which is consistent with the tenant’s obligations under its lease with respect to the Tenant Estoppel Certificate. In no event shall Seller be obligated to deliver updates to any Tenant Estoppel Certificate dated within forty-five (45) days of the Closing date. No later than three (3) business days prior to the Closing Date, Seller shall also provide to Purchaser an Estoppel Certificate executed by Colgate Center Property Owners’ Association substantially in the form set forth in Exhibit G-2 reasonably satisfactory to Purchaser, and dated no earlier than forty-five (45) days prior to the Closing Date.

10.3. General Closing Conditions.

10.3.1. Tax Abatement. (a) Upon expiration of the Feasibility Period, Seller (and/or a Seller Affiliate, as applicable) and Purchaser shall promptly and jointly make application to the City of Jersey City for the transfer of the existing tax abatement on the Property set forth in the Financial Agreement attached hereto as Exhibit K (herein the “Tax Abatement Agreement”) and the related resolutions (herein the “Tax Abatement”) to Purchaser (the “Tax Exemption Application”; for purposes hereof “Tax Exemption Application” shall also include any application for a new or amended Tax Abatement if required by the City of Jersey City). The approval of the Tax Exemption Application by the City of Jersey City for such transfer by resolution of the City Council of Jersey City is referred to herein as the “Tax Abatement Approval” and the date that the Tax Abatement Approval shall become final, and the appeals period applicable thereto shall have expired (unless such appeals period is waived by the parties hereto) is herein referred to as the “Tax Abatement Approval Date”. Seller and Purchaser acknowledge that any lease/sublease structure required of Purchaser in order for Purchaser to preserve and or qualify for a continuing Tax Abatement applicable to the Property, shall be the sole responsibility of Purchaser except that Seller shall convey its existing leasehold interests, as landlord and tenant, as necessary for Purchaser to maintain a qualifying structure. Purchaser covenants and agrees to provide to Seller no later than the date which is thirty (30) days after the date of this Agreement copies of any and all applications and other documentation required of Purchaser and its Tax Exemption Entity (as hereinafter defined), as described in subsection (b) below, in order to make application to the City of Jersey City as contemplated in this Section 10.3.1. Notwithstanding anything herein to the contrary, Purchaser and Seller shall each, where practicable, be entitled to have a representative present in connection with all communications between the other and the City of Jersey City in regard to the Tax Abatement Period whether in person, electronic or telephonic and each shall, where practicable, provide at least twenty-four (24) hours notice (which notice may be telephonic, email or fax) to the other of any such telephonic or in person meetings.

(b) The recipient of the tax exemption to be sought pursuant to said Tax Exemption Application (if other than the named Purchaser), shall be a to-be-formed urban renewal entity who shall be an Affiliate of Purchaser and shall otherwise possess all other qualifications required in order to be a recipient of a tax abatement in the City of Jersey City (herein referred to sometimes as the “Tax Exemption Entity” or “RT 90 Hudson Urban Renewal, LLC”). Each of Purchaser and/or the Tax Exemption Entity and Seller shall be responsible for all aspects of the filing of the Tax Exemption Application applicable to it including all disclosure requirements that may apply to a prospective assignment, if any. If this Agreement shall be terminated, then, at Seller’s option, Purchaser shall either (A) formally withdraw the Tax Exemption Application or (B) assign all its right, title and interest therein to Seller or its designee. Seller shall participate with Purchaser, and any Tax Exemption Entity, in the prosecution and negotiation of the Tax Exemption Application and the procuring of approval therefor. Each of Seller and Purchaser shall be responsible for their own legal and other costs related to the Tax Exemption Application and the prosecution and negotiation thereof and procuring of approval therefor. The Seller and Purchaser acknowledge that the Financial Agreement does not provide for the payment a transfer fee. The provisions of this Section 10.3.1 (b) shall survive the Closing or the termination of this Agreement. Unless Seller elects (in its sole discretion) by written notice to Purchaser to waive this provision, Tax Abatement Approval shall be deemed not to have been granted if such Tax Abatement Approval increases the obligations of Seller or imposes any new obligations upon Seller. Seller and Purchaser shall use their collective reasonable efforts to seek and obtain the Tax Abatement Approval contemplated in subsection (a) and (b) above.

For the purposes hereof, “Person” shall mean a natural person or persons, a partnership, a corporation, a limited liability company or any other form of business or legal association or entity. For the purposes hereof “Affiliate of Purchaser” or “Purchaser Affiliate” shall mean any Person owning or controlling Purchaser, or under common ownership or control with or by Purchaser. For the purposes hereof “Affiliate of Seller” or “Seller Affiliate” shall mean any Person owning or controlling Seller, or under common ownership or control with or by Seller. For purposes hereof, “ownership or control” shall mean either (i) the legal or beneficial ownership of fifty percent (50%) or more of the beneficial interests in a Person, or (ii) the sole ability to direct the day-to-day affairs of such Person.

10.3.2. Tax Abatement Transfer Contingency. The obligations of Purchaser to purchase and Seller to convey under this Agreement are contingent upon the receipt of the Tax Abatement Approval (as defined in Section 10.3.1 hereof) within the Additional Condition Period.

10.3.3. Mortgage Loan Assumption Contingency. The obligations of Purchaser and Seller to close under this Agreement are contingent upon (i) Lender consenting to the transfer of the Property to Purchaser and the assignment by Seller, and assumption by Purchaser, of the Mortgage Loan on the terms provided in the Loan Documents and as provided by the terms of this Agreement (the “Loan Assignment and Assumption”); and (ii) Lender closing upon the Loan Assignment and Assumption consistent with the terms of the Loan Assignment and Assumption approved by the Lender upon Closing (collectively, the “Financing Contingency”). Provided however that the failure to satisfy the Financing Contingency as a result of Purchaser’s or Seller’s failure to provide information reasonably requested by the Lender or failure to execute and deliver any documentation or perform any of its other obligations under this Agreement with regard to Loan Assignment and Assumption, so long as such obligations are consistent with the Loan Documents, shall not be deemed to excuse failing party from its obligations under this Agreement.

10.3.3.1. Requirements of Loan Documents. In connection with the Loan Assignment and Assumption and at Closing (or at Purchaser’s option before Closing), Purchaser shall, at no cost or expense to Lender or Seller, execute such documents and take such actions as Lender may reasonably require, consistent with the Loan Documents, including but not limited to, if required by the Lender, (i) create a special purpose entity owned and controlled by Purchaser or an Affiliate of Purchaser to take title to the Property and assume the Mortgage Loan (subject to the terms of this Agreement); (ii) deliver an insolvency opinion with respect to Purchaser if required by the Loan Documents; (iii) provide CBRE Operating Partnership, L.P. a Delaware limited partnership (“CBRE”), as a guarantor to Lender to execute and deliver to Lender a replacement guaranty and environmental indemnity agreement materially consistent with the Loan Documents and substantially on the same terms and conditions as set forth in the documents executed in connection with the Mortgage Loan; (iv) provide a pledge of the membership interests in the borrower to Lender pursuant to a replacement pledge agreement materially consistent with the Loan Documents and substantially on the same terms and conditions as set forth in the documents executed in connection with the Mortgage Loan; and (v) enter into a replacement management agreement with respect to the Property.

10.3.4. Cooperation. Subject to the terms of this Agreement, Seller and Purchaser shall reasonably cooperate with one another and with Lender and shall use their respective commercially reasonable efforts to obtain a satisfaction of the Financing Contingency. Seller and Purchaser shall, subject to the terms of this Agreement, execute and deliver any and all documents and information reasonably required by Lender and consistent with the Loan Documents in connection with the satisfaction of the Financing Contingency, including, but not limited to, financial reports, property management reports, income statements, assignment agreements, financing statements, estoppel certificates and releases; provided however that nothing contained herein shall obligate Seller to expand its liabilities or obligations in connection with the Mortgage Loan. Seller and Purchaser shall keep each other reasonably apprised of the status of the approval process. Within five (5) days after receipt of any written correspondence, document or other material from Lender (or any agent or servicer of Lender) relating to the Loan Assignment and Assumption (and/or Lender’s consent thereto), Seller or Purchaser, as the case may be, shall send a true, correct and complete copy of such correspondence, document or other material to the other party hereunder. Simultaneously with submitting any application, correspondence, document or other material to Lender (or any agent or servicer of Lender) in connection with obtaining Lender’s consent to the Loan Assignment and Assumption, Seller or Purchaser, as the case may be, shall forward a true, correct and complete copy of such information to the other party hereunder; provided, however, at least five (5) days before making any material submission to Lender (or any agent or servicer of Lender) in connection with obtaining Lender’s consent to the Loan Assignment and Assumption (including, without limitation, any applications), Seller or Purchaser, as the case may be, shall forward a true, correct and complete copy of such material submission to the other party hereunder for review and comment. Within five (5) days after receipt of such proposed submission, the receiving party (Seller or Purchaser, as the case may be) shall notify the other party of any objections thereto, which notice shall specify in reasonable detail the basis for any such objection. Neither party shall unreasonably withhold, condition or delay its approval of any such submission. If either party fails to object to a submission within the five (5) day period set forth above, then such party shall be deemed to have waived its right to object to such submission pursuant to this Section 10.3.4. All documentation submitted to Purchaser or Seller, or each of their representatives, by the other party pursuant to this Section 10.3.4 shall be treated as confidential information. Seller and Purchaser shall not disclose any information obtained by it from the other party, including, without limitation, any financial statements, except that the parties may disclose such information to its consultants and attorneys engaged in the review of same in connection with the Loan Assignment and Assumption. Notwithstanding the foregoing, Seller and Purchaser shall each have the right to disclose confidential information to third parties if such disclosure is required by an order of a court of competent jurisdiction or as otherwise described in Section 15.1. Seller acknowledges that Purchaser may, at no cost or expense to Seller, request Lender’s consent to non-material modifications to the Loan Documents to facilitate ownership of the Property by Purchaser or its assign in the event Purchaser or its assign is or may be a REIT; provided however that nothing contained in this sentence shall be construed as Seller’s consent to any modifications of the Loan Documents or the Mortgage Loan requested by Purchaser or any modifications which would adversely affect the Closing of the transactions contemplated by this Agreement or impose additional obligations on Seller or any Seller Related Entities.

10.3.5. Fees. Seller shall, subject to the provisions of this Agreement, including but not limited to Section 10.3.3, pay, as and when required by Lender (or any agent or servicer of Lender) any and all fees, costs and expenses reasonably demanded by Lender in connection with the satisfaction of the Financing Contingency (other than the establishment or replacement of escrows and similar deposits), including, but not limited to, amounts due pursuant to the Mortgage executed in connection with the Mortgage Loan. Purchaser shall be responsible for and shall pay when due all costs and expenses of Purchaser in connection with this Agreement, including but not limited to, Section 10.3.3 and Subsection10.3.3.1.

ARTICLE XI

Closing

11.1. Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

11.1.1. The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Escrow Agent at or before 5:00 p.m. (New York local time).

11.1.2. A General Assignment, substantially in the form attached hereto as Exhibit D (the “General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the Personal Property, the Intangible Property and certain other property.

11.1.3 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-1 (the “Lease Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the Leases and the Contracts.

11.1.4. Evidence reasonably satisfactory to Seller and the Escrow Agent that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so.

11.1.5. Written notice executed by Purchaser and addressed to the tenants, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the Rent Roll (provided that Purchaser receives a credit for such security deposits at Closing), and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefore (the “Tenant Notice Letter”).

11.1.6. A certificate indicating that the representations and warranties set forth in Article VIII are true and correct on the Closing Date, or, if there have been changes, describing such changes.

11.1.7 A closing statement duly executed by Purchaser setting forth the Purchase Price and any adjustments thereto.

11.1.8 Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not necessarily limited to, (i) all documents evidencing Purchaser’s compliance with the provisions of Article 10 hereof, and (ii) any reasonable and customary documentation in furtherance of and subject to the provisions of Section 17.19 hereof.

11.1.9 The Loan Assumption Agreement, and any other documents as may be reasonably required by the Lender in connection with the assumption of the Loan and consistent with the Loan Documents.

11.1.10 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-2 (the “Land Lease Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the landlord’s interest in the Land Lease.

11.1.11 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-3 (the “Building Lease Assignment”), duly executed by RT 90 Hudson Urban Renewal, LLC, conveying and assigning to RT 90 Hudson Urban Renewal, LLC the Landlord’s interest in the Building Lease.

11.1.12 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-4 (the “Land Lease Assignment”), duly executed by RT 90 Hudson Urban Renewal, LLC , conveying and assigning to RT 90 Hudson Urban Renewal, LLC the tenant’s interest in the Land Lease.

11.1.13 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-5 (the “Building Lease Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the tenant’s interest in the Building Lease.

11.2. Seller’s Closing Obligations. Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

11.2.1. A bargain and sale deed with covenant against grantor’s acts (the “Deed”) in recordable form properly executed by Seller conveying to Purchaser title to the Land and Improvements, in the form attached hereto as Exhibit E.

11.2.2. The General Assignment, duly executed by Seller.

11.2.3 The Lease Assignment duly executed by Seller.

11.2.4 Evidence reasonably satisfactory to Purchaser and the Escrow Agent that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so.

11.2.5 A certificate indicating that the representations and warranties set forth in Article VII are true and correct on the Closing Date, or, if there have been changes, describing such changes.

11.2.6 A certificate substantially in the form attached hereto as Exhibit F (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.7 The following items, to the extent in Seller’s possession or under its control: (i) all keys, codes and combinations for all entrance door and spaces which may be locked (whether occupied or not) in the Improvements; and (ii) all original (to the extent available, otherwise copies of) Leases and Contracts (that are being assigned), and plans and specifications as well as all building permits, certificates of occupancy, zoning certificates, and other governmental permits and licenses and to the extent in Seller’s possession or under its control, in connection with the construction, development, ownership, use, operation or maintenance of the Property.

11.2.8 A closing statement duly executed by Seller setting forth the Purchase Price and any adjustments thereto.

11.2.9 Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including but not limited to all documents evidencing Seller’s compliance with the provisions of Article 10 hereof.

11.2.10 An Affidavit of Title in the form attached hereto as Exhibit J and such other documents customarily delivered at closing of title for transactions of this type in New Jersey as the Title Company may reasonably request, provided such documents do not expand Seller’s liability or increase its obligations or expenses.

11.2.11 The Tenant Estoppel Certificates and other estoppel certificates required pursuant to Section 10.2.4.

11.2.12 The Loan Assumption Agreement, and any other documents as may be reasonably required by the Lender in connection with the assumption of the Mortgage Loan and consistent with the Loan Documents.

11.2.13 The Tenant Notice Letter

11.2.14 A Termination of the Management Agreement.

11.2.15 A fully executed Lender Approval

11.2.16 A Termination of such Contracts, as Purchaser shall request in its sole discretion, subject however to the terms of this Agreement.

11.2.17 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-2 (the “Land Lease Assignment”), duly executed by Seller, conveying and assigning to Purchaser the landlord’s interest in the Land Lease.

11.2.18 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-3 (the “Building Lease Assignment”), duly executed by Seller, conveying and assigning to RT 90 Hudson Urban Renewal, LLC the landlord’s interest in the Building Lease.

11.2.19 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-4 (the “Land Lease Assignment”), duly executed by Seller, conveying and assigning to RT 90 Hudson Urban Renewal, LLC the tenant’s interest in the Land Lease.

11.2.20 An Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit D-5 (the “Building Lease Assignment”), duly executed by Seller, conveying and assigning to Purchaser the tenant’s interest in the Building Lease.

ARTICLE XII

Risk of Loss

12.1. Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof. If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller and Escrow Agent given not later than fifteen (15) days after receipt of Seller’s notice, or the Closing Date, whichever is earlier. If this Agreement is terminated, the Deposit (including the interest thereon) shall promptly be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations. If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs, in either case to the extent actually incurred or expended by Seller (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit to Purchaser in the amount of the applicable insurance deductible.

12.2. Condemnation Not Material. If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all remaining awards or any rights to collect awards to Purchaser on the Closing Date.

12.3. Casualty Not Material. If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit to Purchaser in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs and net of reasonable collection costs, in either case to the extent actually incurred or expended by Seller (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4. Materiality. For purposes of this Article XII, with respect to a taking by eminent domain, the term “Material” shall mean any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of subsurface rights or takings for utility easements or right of way easements, if the surface of the Property and the Improvements thereon, after such taking, may be used in substantially the same manner as though such rights had not been taken. For purposes of this Article XII, with respect to a casualty, the term “Material” shall mean any casualty (i) such that the cost of repair, as reasonably estimated by Seller’s and Purchaser’s third-party engineers, is in excess of Five Million ($5,000,000.00) Dollars or (ii) pursuant to which casualty a tenant of Seller under one of the Leases of office space at the Real Property terminates its Lease of the Property pursuant to the terms thereof.

ARTICLE XIII

Default

13.1. Default by Seller. If Seller shall be in default of any material obligation, representation or warranty under this Agreement and such default is not cured or remedied within thirty (30) days after receipt of written notice thereof given by Purchaser to Seller (except in regard to Seller’s obligation to deliver the Deed at Closing in regard to which Seller shall only be entitled to ten (10) business days notice), at Purchaser’s election, Purchaser shall either (i) terminate this Agreement and receive the Deposit (including the interest thereon) from the Escrow Agent and Seller shall pay all of Purchaser’s reasonable out-of-pocket expenses incurred in connection with this Agreement, including reasonable legal fees paid by Purchaser in connection with the preparation and negotiation of this Agreement, up to a maximum of Fifty Thousand and No/100 Dollars ($50,000.00) and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations, or (ii) enforce specific performance of this Agreement of the obligations of Seller hereunder and/or, subject to the limitations below in this subsection 13.1, to seek damages. Except as otherwise provided herein, nothing contained in this paragraph 13.1 shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations. Notwithstanding anything to the contrary in the foregoing, Purchaser shall only be entitled to pursue an action for actual damages in the event of a Seller misrepresentation, failure or default if the failure, default or misrepresentation renders specific performance inadequate or unavailable. Seller shall in no event be responsible for or liable for any consequential, special or indirect, speculative or punitive damages in any actions.

13.2. Default by Purchaser. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Therefore the Deposit shall be liquidated damages for Purchaser’s default and failure to complete the purchase of the Property; provided however that nothing contained herein shall be construed as relieving Purchaser of any of its Surviving Termination Obligations. Upon such default by Purchaser, Seller shall have the right, upon written notice to the Escrow Agent and Purchaser pursuant to Section 17.15.3 hereof, to receive the Deposit (including the interest thereon) from the Escrow Agent. Purchaser shall in no event be responsible for or liable for any consequential, special or indirect, speculative or punitive damages in any actions, in excess of said Deposit.

ARTICLE XIV

Brokers

14.1. Brokers. Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby other than Cushman & Wakefield of New Jersey, Inc., whose compensation shall be the sole responsibility of Seller, and who shall be paid only upon the Closing of the purchase and sale contemplated hereby pursuant to a separate agreement. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s representations and warranties contained in this Article XIV. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Deposit, that no broker shall have any rights or cause of action hereunder, and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement. The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1. Confidentiality. Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except if Purchaser or its directors, officers, employees, consultants and advisors are requested to provide information pursuant to an audit, investigation or inspection by the U.S. Securities and Exchange Commission, FINRA, or other similar regulatory body, and as a result of any such request or requirement, Purchaser or Purchaser’s directors, officers, employees, consultants and advisors is, in the opinion of counsel, required to disclose information or else stand liable for contempt or other censure or penalty, then such information may be disclosed without liability (the “Authorized Representatives”), and except and only to the extent that such disclosure may be necessary for its performance hereunder. Purchaser agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Authorized Representative. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller, provided, however, such restriction shall not apply to information which (i) was or becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser’s directors, officers, employees, consultants and advisors or (ii) was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or its affiliates or representatives; provided that the source was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is rightfully in Purchaser’s possession and is part of Purchaser’s general knowledge; or (iv) is the subject of express written permission to disclose to such party by Seller. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser except that in no event shall Purchaser be required to return any information provided in an electronic format including specifically any information on Purchaser’s systems (provided however that Purchaser shall not use or permit the use of such information for any purpose other than in connection with the purchase of the Property from Seller and provided such information shall be held pursuant to the terms of this Agreement notwithstanding the expiration or termination of the term hereof.). Nothing contained in this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by law (as above provided), required by reason of the transactions provided for herein. Additionally, notwithstanding anything to the contrary, Purchaser and Purchaser’s directors, officers, employees, consultants and advisors may keep any information in its files and/or back-up tapes solely to comply with any legal, compliance or security policies, provided such information shall be held pursuant to the terms of this Agreement notwithstanding the expiration or termination of the term hereof. The provisions of this Section 15.1 shall survive any termination of this Agreement.

ARTICLE XVI

COLGATE PROPERTIES CONDITION

16.1. Seller’s obligation to convey the Property to Purchaser at Closing shall be expressly conditioned upon the simultaneous purchase by Purchaser or its affiliate of the adjacent premises located in Colgate Center known as 70 Hudson Street pursuant to an Agreement of Sale of even date herewith between 70 Hudson Street, L.L.C. and 70 Hudson Street Urban Renewal Associates, L.L.C., collectively, as seller and Purchaser or its affiliate, as purchaser (the “70 Hudson Street Agreement”). Notwithstanding the foregoing, a failure of Closing to occur under the 70 Hudson Street Agreement simultaneously herewith due to the seller’s default thereunder shall in no event give Seller the option to extend the Closing Date pursuant to this Section 16.1. Seller shall deliver written notice to Purchaser no later than ten (10) business days prior to the date on which Closing would have occurred hereunder of its election to (a) adjourn the Closing to the date of the Closing under the 70 Hudson Street Agreement (in no event later than March 31, 2011) to facilitate a simultaneous close, or (b) to proceed to Closing on the date that Closing would otherwise occur , or (c) if the Closing does not occur under the 70 Hudson Street Agreement due to the termination thereof (other than as a result of a default by the seller thereunder) or a default by the purchaser thereunder, to terminate this Agreement, in which event the Deposit, together with all interest earned thereon, if any, will be returned to Purchaser.

ARTICLE XVII

MISCELLANEOUS

17.1. Notices. Any demand, notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered personally, by recognized overnight national courier service (such as Federal Express) for next business day delivery, by telecopy (with a hard copy and a transmission confirmation sent by a recognized overnight national courier service), or by certified mail, return receipt requested, first-class postage prepaid to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

To Seller:	c/o Hartz Mountain Industries, Inc.
400 Plaza Drive
Secaucus, NJ 07096-1515
Attn: Irwin A. Horowitz, Esq.
Telephone: (201) 272-5300
Facsimile: (201) 272-6139
e-mail: Jim.Rubino@HartzMountain.com

With a copy to:	c/o Hartz Mountain Industries, Inc.
400 Plaza Drive
Secaucus, NJ 07096-1515
Attn: Vincent J. Rubino, Jr., Esq.
Telephone: (201) 272-5301
Facsimile: (201) 272-6139
e-mail: Jim.Rubino@HartzMountain.com

To Purchaser:	RT 90 Hudson, LLC
c/o CB Richard Ellis Realty Trust
47 Hulfish Street
Suite 210
Princeton, NJ 08542
Attention: Jack A. Cuneo
Facsimile: (609) 806-2666

With a copy to:	CB Richard Ellis Investors
800 Boylston Street, Suite 1475
Boston, Massachusetts 02199
Attention: Victor S. Bucchere
Facsimile: (617) 425-2801

With a copy to:	K&L Gates LLP
599 Lexington Ave
New York, New York 10022-6030
Attention: Jeffrey H. Weitzman, Esq.
Facsimile: (212) 536-3901

Any notice delivered to a party’s designated address by (a) personal delivery, (b) recognized overnight national courier service, or (c) certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party. Any notice sent by fax to the party’s designated fax number shall be effective upon receipt, provided receipt occurs before 5:00 PM on a business day in the State of New Jersey. Confirmation by the courier delivering any notice given pursuant to this Section 17.1 shall be conclusive evidence of receipt of such notice. Each party hereby agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by any other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. Any notice given by an attorney for a party shall be effective for all purposes.

17.2. Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of New Jersey, without regard to the conflict of laws principles thereof.

17.3. Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4. Execution and Delivery. This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser.

17.5. Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6. Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement. An exchange of executed copies of signature pages, shall have the same force and effect as if the parties had executed and exchanged original counterparts of this Agreement.

17.7. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8. Assignment. Purchaser shall not have the right to assign the Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment. Notwithstanding anything to the contrary stated above, Purchaser shall, subject to Purchaser’s obligations with respect to the Financing Contingency and the receipt of the Tax Abatement Approval, be permitted to assign its rights under this Agreement without Seller’s consent to (a) any entity controlling, controlled by, or under common control with Purchaser, (b) any partnership in which Purchaser or Purchaser’s controlling member is the general partner; (c) any fund or entity sponsored by Purchaser; (d) any entity that retains Purchaser or a company affiliated with Purchaser to manage the Property or (e) CBRE and/or CB Richard Ellis Realty Trust, provided that, (i) assignee assumes Purchaser’s obligations under this Agreement pursuant to a written agreement in form and substance reasonably acceptable to Seller; (ii) Seller receives a copy of such assignment and assumption agreement on or before three (3) business days after the execution thereof (and in no event less than three (3) business days prior to Closing); (iii) at Closing, Purchaser reaffirms all of the representations and warranties of Purchaser herein; (iv) Purchaser shall remain liable for, and shall not be released from the performance of Purchaser’s obligations under this Agreement after such assignment, including but not limited to the obligations in the agreements and instruments attached to this Agreement as Exhibits; (v) CBRE remains the substitute guarantor and/or indemnitor under the Loan Documents in connection with the Financing Contingency; and (vi) such assignment does not adversely affect satisfaction of the Financing Contingency or the receipt of the Tax Abatement Approval. Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.

17.9. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10. Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings, including, without limitation, the Letter of Intent accepted by Seller dated as of September 15, 2010. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12. Survival. Except as otherwise specifically provided for herein, the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein. Except as otherwise specifically provided for herein (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement shall not survive the termination of this Agreement.

17.13. Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein, provided, however, that neither Purchaser nor Seller shall be deemed to be in default hereunder for failure to close on the scheduled Closing Date unless and until the party failing to close shall have been given written notice fixing a new date for the proposed Closing, not less than fifteen (15) days thereafter, and such party to whom notice is given shall fail to perform on or before such rescheduled Closing Date.

17.14. Limitation of Liability. In any event, Seller’s maximum liability for damages arising out of any breach of the terms, covenants or conditions of this Agreement or the representations and warranties of Seller contained herein, or arising out of or from the transactions contemplated hereby, shall not exceed Two Million Six Hundred Thousand Dollars ($2,600,000.00) in the aggregate provided, however, if Seller willfully defaults under this Contract and sells the Property to a third-party unaffiliated with Purchaser prior to the Closing within six (6) months after the date the Closing under this Agreement was scheduled to occur such that the remedy of specific performance is unavailable as a result of such sale, Purchaser shall be entitled to pursue an action for actual damages against Seller, but not in excess of the difference between the Purchase Price under this Agreement and the sale price received by Seller for the Property pursuant to such third-party sale. The obligations of Seller are binding only on Seller and Seller’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the Seller Related Entities other than Seller and any liability of Seller hereunder and under the documents executed and delivered by Seller at Closing shall be expressly limited as set forth in Sections 7.2, 8.2, 8.3, 13.1 and 17.14 of this Agreement. All documents to be executed by Seller shall, whether or not they contain the foregoing exculpation, be governed thereby. Purchaser acknowledges that the entities constituting Seller are each special purpose entities and that they shall be responsible only for their own respective obligations under this Agreement.

17.15. Escrow Agreement.

17.15.1. Instructions. Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent, and, upon receipt of the Deposit from Purchaser, Escrow Agent shall immediately execute this Agreement where provided below. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow

Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

17.15.2. Real Estate Reporting Person. Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

17.15.3. Liability of Escrow Agent. The parties acknowledge that the Escrow Agent shall be conclusively entitled to rely, except as hereinafter set forth, upon a certificate from Purchaser or Seller as to how the Deposit (which, for purposes of this Section shall be deemed to also include any other escrowed funds held by the Escrow Agent pursuant to this Agreement) should be disbursed. Any notice sent by Seller or Purchaser (the “Notifying Party”) to the Escrow Agent shall be sent simultaneously to the other noticed parties pursuant to Section 17.1 herein (the “Notice Parties”). If the Notice Parties do not object to the Notifying Party’s notice to the Escrow Agent within ten (10) days after the Notice Parties’ receipt of the Notifying Party’s certificate to the Escrow Agent, the Escrow Agent shall be able to rely on the same. If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party’s certificate, a dispute shall exist and the Escrow Agent shall hold the Deposit as hereinafter provided. The parties hereto hereby acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent’s failure to disburse the Deposit if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Deposit, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure of any depository and shall not be otherwise liable except in the event of Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent shall be reimbursed on an equal basis by Purchaser and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Deposit. The obligations of Seller with respect to the Escrow Agent are intended to be binding only on Seller and Seller’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents. The obligations of Purchaser with respect to the Escrow Agent are intended to be binding only on Purchaser and Purchaser’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Purchaser, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Purchaser, or of any of Purchaser’s employees or agents. The parties hereto irrevocably agree that any legal action or proceeding arising out of or relating to this Section 17.15 may be brought in the Courts of the State of New Jersey, or the Federal District Court for the District of New Jersey. By execution and delivery of this Agreement, the parties hereto (including Escrow Agent) hereby irrevocably accept and submit generally and unconditionally, to the jurisdiction of any such court in any such action or proceeding, and hereby waive in the case of any such action or proceeding brought in the courts of the State of New Jersey, or Federal District Court for the District of New Jersey, any defenses based on jurisdiction, venue or forum non conveniens. The terms and provisions of Section 17.15 of this Agreement shall survive Closing and/or the termination of this Agreement.

17.16. No Recording. Except as otherwise specifically provided herein, neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement; provided that Purchaser shall not be prevented from making any filing with the Securities and Exchange Commission required by law. Purchaser shall provide Seller with prior written notice of any proposed SEC filing and shall limit such filing only to such abstract or redacted version as may be the minimum necessary for such compliance.

17.17. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.18. All Property Only. Seller and Purchaser hereby acknowledge that the Property is to be purchased in its entirety. In furtherance thereof, in the event that any condition precedent is not satisfied with respect to less than all of the Property, or any other condition arises with respect to less than all of the Property which entitles Purchaser to exercise its remedies under this Agreement, Purchaser shall have no right to purchase less than all of the Property.

17.19. 1031 Exchange. Purchaser acknowledges that Seller may elect to convey all or a portion of the Property in connection with the completion of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986 (including, but not limited to, an interim conveyance to or through a qualified intermediary). In connection therewith, Purchaser agrees to permit an assignment of this Agreement by the Seller in furtherance thereof. Purchaser hereby agrees to take such steps as Seller may reasonably require in order to complete the tax-deferred exchange including, without limitation, accepting or delivering payment of all or a portion of the Purchase Price from or to a third party and executing all documents reasonably necessary to effectuate such transfer; provided, however, that (i) no delay or extension of the Closing Date or any other time period for performance set forth herein shall be implied by such requirement of cooperation, and (ii) in no event will Purchaser be obligated to (x) acquire or take title to any property other than the Property, or (y) pay or apply any consideration in excess of the amounts, or at any time sooner than, as required under this Agreement, (iii) the assignment of this Agreement by Seller shall not affect Purchaser’s rights and remedies against Seller as provided by this Agreement, (iv) Purchaser shall not be obligated to incur any debt or incur any personal liability with respect to any replacement property, and (v) Purchaser shall not be required to make any warranties or representations in addition to those contained herein or perform any additional covenants in favor of Seller or any other person. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, costs, or liabilities incurred by Purchaser arising out of or connected with Purchaser’s cooperation with the exchange transaction contemplated by this Section 17.19. In addition to and not in limitation of any of Seller’s other rights under this Agreement, to facilitate Seller’s accomplishment of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, Seller shall have the right, upon written notice to Purchaser delivered not later than November 30, 2010, to postpone the Closing Date from the date the Closing Date would otherwise occur under this Agreement for a period not to exceed ninety (90 days) but in no event beyond March 31, 2011. Seller shall identify the Closing Date in such written notice.

17.20 Financial Accounting Statement. Seller agrees to reasonably cooperate with Purchaser at no cost, liability or expense to Seller, in connection with the preparation and delivery of an audit letter and credit statements required under Section 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission, including, making Seller’s books and records relating to the Property and containing information necessary to fulfill such reporting requirement available to Purchaser for inspection, copying and audit by Purchaser’s representatives at Purchaser’s expense. The provisions of this Section shall survive the Closing for a period of one hundred eighty (180) days.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

SELLER:

90 HUDSON STREET L.L.C., a New Jersey limited liability company

By: Hartz Mountain Industries, Inc. its managing member

	By:	/s/ Constantino T. Milano
Name: Constantino T. Milano
Title: Executive Vice President

90 HUDSON STREET URBAN RENEWAL ASSOCIATES, L.L.C., a New Jersey limited liability company

By: Hartz Mountain Industries, Inc., its managing member

	By:	/s/ Constantino T. Milano
Name: Constantino T. Milano
Title: Executive Vice President

PURCHASER:

RT 90 HUDSON, LLC, a Delaware limited liability company

By:	/s/ Charles W. Hessel
Name:	Charles W. Hessel
Title:	Vice President

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Ralph A. Romano
Name:	Ralph A. Romano
Title:	Vice President

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